Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Q2 2010 Tidewater Earnings Conference Call

Event Date/Time: Oct. 29. 2009 / 11:00AM ET

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater - Chief IR Officer, EVP

Dean Taylor

Tidewater - Chairman, President, CEO

Quinn Fanning

Tidewater - EVP, CFO

Jeff Platt

Tidewater - EVP

Steve Dick

Tidewater - EVP

CONFERENCE CALL PARTICIPANTS

Daniel Burke

Johnson Rice - Analyst

Terese Fabian

Sidoti & Co - Analyst

Pierre Conner

Capital One Southcoast - Analyst

Jud Bailey

Jefferies & Co - Analyst

PRESENTATION

Operator

Good morning. My name is Monica and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2010 second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question-and-answer session. (Operator Instructions).

Thank you. It is now my pleasure to turn today’s call over to Chief Investor Relations Officer, Joe Bennett. Sir, you may begin your conference.

Joe Bennett - Tidewater - Chief IR Officer, EVP

Thank you, Monica. Good morning, everyone and welcome to Tidewater’s second quarter fiscal 2010 earnings results conference call for the quarter ended September 30, 2009. As Monica just said, I’m Joe Bennett, Tidewater’s Chief Investor Relations Officer, and with me today are our Chairman, President and CEO, Dean Taylor, Quinn Fanning, Executive VP and CFO, Steve Dick Executive Vice President in charge of Strategic Relations, Shipyard Operations, Vessel Acquisitions and Dispositions, Jeff Platt, our Executive Vice President in charge of day-to-day marine operations and Bruce Lundstrom, our Vice President, General Counsel and Secretary. We’ve already deviated somewhat from our traditional format with me leading off the batting order here. We’ll get to the meat of our line up in just a minute. I couldn’t help putting this in baseball terms given the world series is now in progress and my apologies to all the Yankees fans on the call.

In just a minute I’ll turn the call over to Dean for his initial comments, then you’ll hear the financial details from Quinn, then some wrapup comments by Dean again before we open the call up for your questions. Before we go any further, let me state that during today’s conference call, Dean Quinn, myself and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent form 10-K.

With that, I’ll turn the conference over to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Joe. Good morning, everyone. Earlier today we reported fully diluted earnings per share of $1.90 for the quarter, which is inclusive of the $34.3 million, or $0.66 per share, tax benefit resulting from a favorable resolution of tax litigation during the quarter. This compares to $1.85 for the same period last year. This quarter’s results excluding the tax benefit totaled $1.24 per share, which is down from the adjusted $1.79 per share we reported in the June quarter, which adjustment excluded the previously disclosed charges associated with the seizure of our vessels in Venezuela and the nonpayment by PDVSA of legitimate charter hire invoices. The quarter exhibited continued outstanding safety performance.

We have now gone 14 months without a lost time accident, touch wood, and we have achieved a 0.135 total recordable incident rate through the first six months of this fiscal year. I wish to thank and commend all of our employees for this stellar performance. Our reported earnings as adjusted to exclude the tax benefit fell below the consensus estimate of the financial community. As Quinn will outline for you, the earnings trend of recent quarters partly reflects the impact of our Venezuelan situation. The primary reason, however, for lower revenue and earnings was a generally weaker vessel market. While the effects of this weaker market have been most pronounced in the US Gulf of Mexico and the North Sea, and Tidewater’s exposure to these two markets is small and zero, respectively, to some extent supply/demand fundamentals have deteriorated across markets. As expected, in a weaker market there has been a decrease in demand for our traditional vessels.

In addition, as noted in prior calls, the addition of enhanced vessels to our fleet temporarily hurts near term financial results, but it also creates, over time, tremendous earnings growth potential for our Company. Over the past two quarters, we have taken delivery of 14 new and enhanced vessels as we continue to satisfy our customers’ needs for newer and more capable equipment. The near term earnings drag is real, but we believe that expected growth in earnings coming from the new and enhanced vessels will eventually follow. Our financial results also reflect the general industry downturn, something for which we have been well prepared. Though activity levels of our clients significantly influence our revenues, we control operating costs and our strategy to deal with industry cycles. As you will hear from Quinn, our vessel operating costs and overhead expenses were very close to the range of the guidance provided during our last conference call. Our strategy for dealing with the market cycles remains on track; to grow the earnings capacity of the Company during the downturns and to accumulate capital for future growth or distribution to shareholders during the upturns. We stacked 11 vessels this quarter, fewer than in each of our two most recent quarters, while we took delivery of nine new vessels, all of which are going to nice new contracts, most in excess of one-year terms at attractive day rates.

We had another good quarter selling vessels from the fleet and the gains were in line with quarterly averages over the last few years, although less than the exceptional $12.5 million recognized in the prior quarter. Putting all these various pieces together, our cash operating margin percentage came in at the bottom of our anticipated range. Again, however, we are confident that our earnings potential and strategy are positioning us for a very strong upside when the market for vessel services improves. As compared to prior cycle troughs, the Company is in the best shape ever. Bearing in mind the cyclical downturn and thinking back to the conditions of one year ago and where we feared that the global economy and energy industry might be today, we have positioned Tidewater to capitalize on opportunities to significantly grow the Company.

The recent purchase of the Tidewater Enabler is but one example of how we can take advantage of current market conditions to advance our longer term strategic objective to acquire highly capable assets at attractive prices. Though there may be some choppy seas in the short-term, we are reasonably certain that the tide will turn at some point, though most likely not before the second half of 2010. When it does, however, we expect that Tidewater will be a bigger, stronger Company and that our earnings growth potential will have been significantly enhanced. During this transition period, we remain on the look out for attractive acquisition opportunities and we have ample financial flexibility to capitalize on opportunities that may present themselves. At this point I’ll turn the call over to Quinn for a financial discussion.

Quinn Fanning - Tidewater - EVP, CFO

Thank you, Dean. Good morning, everybody. First I’ll call your attention to our earnings press release, which we put out this morning prior to the market’s opening. Note also that we expect to file our 10-Q for our second quarter of fiscal 2010 through the EDGAR filing service sometime before the close of business today.

Turning now to financial results as of and for the three month period ended September 30, I will provide a brief recap of the quarter just completed, trying to highlight significant unusual items. I will then offer a few perspectives on what’s driving financial results and provide our near- to intermediate-term outlook. I’ll conclude my remarks with our assessment of Tidewater’s current financial profile and review of capital commitments and available liquidity.

As Dean noted in his introductory remarks we reported earnings — excuse me, we reported diluted earnings per common share of $1.90 for the September quarter, which is our second quarter, of fiscal 2010 versus diluted earnings per common share of $0.86 for the June quarter and $1.85 for the second quarter of fiscal 2009.

For a more meaningful period to period comparison, I highlight the following items -

In regards to the just completed quarter, Dean mentioned the $0.66 per share tax benefit related to the favorable resolution of tax litigation. As background, the IRS chose not to file a petition for further review of this long disputed issue by the US Supreme Court, resulting in a final resolution in the Company’s favor in July. The tax benefit realized as of September 30, 2009 of approximately$ 34.3 million includes a reversal of previously recorded FIN 48 liability and interest income on the judgment. As previously disclosed, we also recorded a charge in the September quarter of $500,000, or $0.01 per share after tax, to write off the book value of four vessels seized by an affiliate of PDVSA in July 2009. As most of you know, the Company no longer has any vessels operating in Venezuela.

Also as noted in prior guidance, in the September 2009 quarter, we recognized a $3.6 million settlement loss, or $0.05 per share after tax, related to lump sum payment elections that were offered, on a one-time basis, to participants in our supplemental retirement plan. This amount is included in G&A expense.

In regards to the June quarter, Dean has already mentioned our non-cash charge relating to the Venezuelan operations which totaled $48.6 million, or $0.93 per share after tax.

I will also remind you of a $5 million, or $0.08 per share, charge taken in the June quarter for fines related to the temporary importation process in Angola.

Finally, I usually normalize results for higher or lower than average gains on asset dispositions, which have averaged $5.7 million for the last 10 quarters. I’ll discuss gains on vessel dispositions for the September quarter later in my remarks.

Now the September quarter of fiscal 2009 had no items that I would characterize as unusual.

Adjusting for the items just referenced, diluted earnings per common share for the just completed quarter would have been $1.30 versus $1.79 for the June quarter and $1.85 for the second quarter of fiscal 2009, implying an adjusted quarter over quarter decrease of about 27% and an adjusted year-over-year decrease of about 30%.

Annualized return on unleveraged capital for the quarter was about 10%.

Overall, vessel revenues were down 5.1% quarter over quarter and 14.5% year over year. As was the case last quarter, the revenue trend is largely a function of fewer active vessels, primarily resulting from, (1) the expropriation of vessels and other assets in Venezuela and (2) the stacking of previously active vessels, somewhat offset by (3) growing revenue from newly delivered equipment. I’ll come back to these three items in a moment.

Vessel operating costs were $157.5 million for the quarter and reasonably consistent with our July guidance of plus or minus $156 million. Vessel level cash operating margin for the quarter was 46.5%, or just short of the low end of our guidance for the September quarter of 47 to 49% that was provided to you in July. We had no significant surprises this quarter in regards to vessel OpEx.

In terms of details...

as expected, R& M expense was up about $5 million quarter over quarter, but we still expect R& M costs to moderate over back half of the year.

Fuel, lube oil and supplies expense was up $2 million largely reflecting new vessel mobilizations to their first assignment.

As expected, vessel operating lease expense is up quarter over quarter, reflecting a full quarter’s expense associated with the sale lease back transactions completed at the end of the first quarter and at the beginning of this quarter. I’ll remind you that we raised about $100 million in that program.

Insurance costs, down a bit more than $1 million quarter over quarter, benefited from our continued good safety results, as well as actuarial estimates in regard to ultimate losses for prior periods. As we discussed on last quarter’s call, insurance costs are a challenge to forecast. With a caveat in regards to favorable or unfavorable actuarial development on prior periods accruals, our baseline assumptions is that the insurance cost line will trend a bit higher in the second half of the year.

The weak US dollar, particularly relative to the Brazilian real and the Australian dollar, contributed about $4.6 million to the quarter’s vessel OpEx. On a constant currency basis, therefore, OpEx was down quarter over quarter.

As was the case last quarter, the impact on vessel operating margin was a bit less than $1 million. For this quarter, however, the impact on vessel operating margin was positive as the impact on the weaker — as the impact of the weaker dollar on revenues was a positive $5.5 million during the September quarter.

Parenthetically, below the operating income line — excuse me, below the operating income line, there is an additional loss on foreign exchange of about $2 million, primarily reflecting the revaluation of working capital balances in non-US jurisdictions.

Lastly, we had a good quarter in terms of vessel sales and recognized $5.4 million in gains on asset dispositions in the September quarter. We’re close to the quarterly average over the last 10 quarters of about $5.7 million.

So if you modeled to the low end of our guidance, you would have expected $294 million in vessel revenue; vessel level cash operating margin of about $138 million; and G&A expense of $37.5 million. Actual results were $295 million in vessel revenue; $137 million in vessel level cash operating margin; and G&A of $37.7 million.

Though our results are somewhat disappointing compared to the high end of guidance, we have been successful in controlling vessel operating expenses since customer activity levels began to fall about one year ago. This has allowed us to maintain reasonably strong vessel operating margins, especially compared to prior cycle troughs and should provide for us a very solid base from which earnings should spring when the cycle eventually turns.

Before I go through the segment results and financial highlights by asset class, in order to help you better understand recent results and our near term expectations, I thought it would be helpful to spend a few moments on the three items I mentioned earlier - Venezuela; the financial impact of stacking previously active equipment; and the revenue and operating margin impacts of new vessel deliveries.

First Venezuela. In the fourth quarter of fiscal 2009 - that’s our March quarter - vessel revenue and vessel operating margin from our Venezuela business were plus $15 million and about $7 million, respectively.

For the just completed September quarter, revenue and vessel operating margin for that area was essentially zero. Over the last two quarters, therefore, the decrease in quarterly vessel revenue and quarterly operating margin attributable to asset conversions was about $15 million and about $7 million, respectively, or 33% and 14%, respectively, of the overall two-quarter decrease in vessel revenue and vessel operating margin.

Focusing on the same two quarter progression, we stacked approximately 51 vessels in the last three quarters - 18 vessels in the March quarter, 22 vessels in the June quarter and 11 vessels in the September quarter.

In the March quarter, these 51 vessels generated about $27 million of revenue and about $12.5 million in vessel operating margin. In the September quarter, those same vessels generated about $3 million in revenue and negative $1.5 million in vessel operating margin for a two quarter negative progression of vessel revenue and vessel operating margin of about $24 million and about $14 million, respectively, or 51% and 28%, respectively, of the overall two quarter decrease in vessel revenue and vessel operating margin.

Now, offsetting these two items - and the good news, if you will - is the fact that the pace of vessel stacking moderated this quarter, and perhaps more importantly, we are replacing lost revenue and margin with the delivery of new tonnage.

As Dean noted in his remarks, while new vessels tend to be a drag on results for a quarter or two as the vessels make their way to their first job, our fleet renewal effort is ultimately the driver of Tidewater’s earnings and its earnings growth, so I wanted to spend a moment or two on the impact of new deliveries on vessel revenue and vessel operating margin.

In sum, Tidewater has taken delivery of 24 vessels in the last three quarters - 10 vessels in the fourth quarter, five vessels in the first fiscal quarter, and nine vessels in the just completed second fiscal quarter.

To give you a sense of revenue and margin progression, the five deliveries in the first quarter generated about $600,000 in revenue and generated negative operating margin of about $300,000 during those vessels’ first quarter as part of the active fleet. In the second fiscal quarter, those same five vessels generated about $4 million in revenue and about $2 million in operating margin. In the just begun quarter, that’s our third fiscal quarter, those five vessels are expected to generate about $6 million in revenue and about $3 million in operating margin.

When one looks, in aggregate, at the 24 new vessels that have been added to the fleet in the last three quarters, plus the eight vessels that we expect to enter the fleet in the third fiscal quarter, the progression of revenues generated by newly delivered equipment from the June quarter to the projected December quarter is about $6, $9 and $20 million, with the eight December quarter deliveries only expected to contribute about $2.5 million of revenue in the December quarter. The progression of vessel margin over those same three quarters is expected to be about $2.8, $3.1 and $7.2 million, with the December quarter deliveries generating negative margin of about $800,000 in the December quarter.

So while the short-term drag on margins in the first quarter of the vessel’s delivery will continue so long as we are building and accepting delivery of vessels, I believe that the snapshot of the impact of new deliveries on recent results will help you understand both the earnings replacement trend and, ultimately, the earnings growth that we believe is embedded in our fleet renewal program.

Now, to back fill with some of the details on changes in the overall fleet profile, again, Tidewater took delivery of nine new vessels in the September quarter and we have taken delivery of 14 vessels in the first two quarters of the fiscal year and 24 new vessels since December 31. Nine of the 24 newly delivered vessels qualify as deep water vessels. Although not deep water, the other 15 are more technologically advanced and capable than prior generation vessels and we believe that these vessels will compete very effectively around the world.

As Dean noted earlier, all of the nine vessels that entered the fleet in the September quarter have contracts. Six of those contracts are for a term of at least one year.

At September 30 there were 156, “new vessels”, which are vessels with a vintage of 2000 or younger, in the Tidewater fleet. For the quarter just completed, the new fleet - though but about 40% of the total fleet count - generated about 69% of our vessel level cash operating margin of $137 million.

As of September 30, we are committed to the construction of 38 vessels, including one MPSV and 34 PSVs and anchor handling towing supply vessels. Twenty-one of these vessels, or 60%, qualify as deepwater vessels. This is a net reduction of eight vessels from the prior quarter, although as we have frequently mentioned, we do not expect this number to remain a static one, but to change quarter over quarter as we recognize (and act upon) the opportunities to enhance our fleet and earnings power that are presented to us.

In terms of new commitments, in early September we agreed to purchase the just referenced MPSV for about $63 million. That vessel has now been named the Tidewater Enabler and is due to be delivered in Brevik, Norway in January 2010. While we have not yet secured a charter contract, the vessel will have a flexible design and is particularly well suited to sub sea support and light construction activity, both segments of our business in which we see reasonably attractive long-term growth opportunities.

Otherwise in the quarter, we committed to the purchase of an offshore tug for about $8 million. That vessel was acquired by Tidewater in connection with a multi-year, multi-vessel contract soon to begin in Southeast Asia.

Finally, we have decided to build a third 266-foot deep water PSV at Quality Shipyard, our wholly owned shipyard in Houma, Louisiana. Total cost for this vessel is estimated to be a bit over $30 million, with delivery scheduled in early 2012.

So that’s the update in terms of what we know today is coming into the fleet.

Turning to the details on what has recently left the working fleet, as Dean noted, over the course of the September quarter, we stacked 11 vessels and, excluding one sale lease back transaction and four expropriated vessels, we disposed of 10 vessels, including seven vessels from the previously stacked fleet. As a result, the overall stacked fleet at September 30 was 70 vessels, which is up a net four vessels from June 30. The stacked fleet is still roughly split 30 and 70% between the US and international segments, respectively.

Now looking at some more specifics in terms of results by segment and asset class.

International vessel revenue was off about 5% quarter over quarter and it was off about 11% year-over-year. Average international vessel count was down 12 vessels quarter over quarter to 340 vessels.

Average vessel count for international deep water class was up four vessels to 39 vessels. Utilization at 79.1% was up about 1.5 percentage points quarter over quarter. International deepwater day rates, at about $24,800 a day, were off about 5% quarter over quarter. The quarterly trend largely reflects the delivery of three deep water vessels in the June quarter and the delivery of four deep water vessels in the September quarter.

Current utilization for international deep water is off a couple of percentage points from the September averages. Average day rates, a bit over $24,000 a day, are down a few percent as well. For the core international towing supply and supply fleet, average vessel count was down nine vessels to 208 vessels. Utilization at 71.1% was down about three percentage points and average day rates, at about $12,400, were off about 1% quarter over quarter. One new vessel was added to this class in the June quarter and four new vessels were added to this class in the September quarter.

As discussed earlier, however, while our fleet renewal and replacement program is progressing, activity levels have been such that the revenue impact of older vessels being stacked has been greater than the revenue impact of new equipment being delivered.

Like international deep water, current international towing supply and supply utilization is off a couple of percentage points relative to September quarter averages. Current average day rates, at a bit over $12,000 a day, are flat to down moderately from the September quarter’s averages.

Given the fact that international deep water and international towing supply and supply now account for plus 80% of our quarterly vessel revenue, the development of these two markets over the next couple of quarters will largely drive our financial results.

Looking at the smaller US segment, domestic vessel revenue was off about 7% quarter over quarter. It was off about 43% year over year. Average US vessel count was down one vessel quarter over quarter to 40 vessels. US deep water utilization at 76.7% is off about 15 percentage points quarter over quarter and, perhaps counter intuitively, average day rates, at $29,800 a day, are up more than 20% quarter over quarter.

Dockings and repairs are most of the story in regards to utilization, along with one of our domestic deep water vessels that is now working the spot market. The high average day rates primarily reflect one deep water anchor handling and towing supply vessel that is now successfully working the spot market at reasonably attractive day rates.

Continuing some of these trends, current utilization for US deep water is off further from the September quarter average for the reasons just noted. Current average day rates, at about $30,000 a day, are higher as a result of the spot work for the referenced large anchor handler that the team has been able to line up.

For the US towing supply and supply fleet, average vessel count was flat quarter over quarter at 26 vessels. Utilization at 32.3% was off about seven percentage points, reflecting the stacking of additional vessels. Somewhat mitigating the utilization trend, average day rates, at about $9,600 per day, were a bit better than the leading edge averages that I gave you in July. So perhaps we’re finding a bottom in the Gulf of Mexico in this general area.

Positively, current US towing supply and supply utilization is up a couple of points from the quarter’s averages. Current average day rates, at plus $10,000 a day, are likewise up a bit from the September quarter’s averages.

Now turning to guidance. We expect operating costs for the December quarter - that’s our third fiscal quarter - to be $155 million, plus or minus 2%. As discussed, we expect additional OpEx associated with eight expected new vessel deliveries. In addition, we expect some moderation in both stacking activity and R& M costs in the December and March quarters. Perhaps stating the obvious, there’s no assumption in regards to change in exchange rates in our guidance.

We currently believe that vessel cash operating margin in the December quarter will again be in the area of 46 to 47% of vessel revenue.

While we still believe margins will improve at the back end of fiscal 2010, we are more pessimistic regarding the remainder of the year than we were three months ago. In particular, it’s tough for us to see a scenario where average margins for the entire fiscal year will get back to 50%. In time, however, with an eventual recovery in the markets and the continued revitalization of our fleet, we see great opportunity for margin and earnings expansion.

Turning now to the balance sheet, available liquidity and capital commitments.

Cash flow from operations for the six months ended 9/30 was $165 million versus $195 million in the same period in fiscal 2009. Total debt at September 30 was $300 million and cash at 9-30 was also $300 million, so net debt remains at approximately zero. Total liquidity at 9-30, including undrawn revolving credit capacity, approximates $750 million.

In terms of claims on current — in terms of claims on currently available liquidity, plus expected future cash flow from operations, is primarily our vessel construction in progress.

At 9/30, construction in progress includes the Tidewater Enabler and 37 other vessels with an aggregate capital cost of about $893 million, $339 million of which has already been expended as of September 30. Remaining payments on committed construction as of 9-30, therefore, are about $554 million, of which $227 million of these payments are expected to be made in the remainder of fiscal 2010. The balance of these payments will be made in fiscal 2011 and beyond.

Current maturities of long-term debt are only $25 million.

Finally, as previously noted, our board has approved a $200 million share buy back authorization which runs through next summer. We did not, however, repurchase shares during the September quarter, and we generally remain predisposed towards investment opportunities that will accelerate our ongoing fleet enhancement program. Nonetheless, purchases of our own stock remain a tool in the Tidewater tool kit and we will continue to evaluate buy backs in the context of both our capital structure and other investment opportunities.

And with that, I will turn the call back to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn.

Our company and industry are in transition as less capable vessels exit the market to be replaced by larger, more capable ones. Tidewater has been transforming its fleet since the year 2000. In that time, we have disposed of 484 vessels, nearly all outside of the industry, including the scrapping of 20% of them. Those dispositions generated $624 million of proceeds and $260 million of gains over the roughly 10-year period. Since 2000, we have made commitments totaling just over $3 billion to add 209 new and enhanced vessels to our fleet, making it the largest new and enhanced vessel fleet in the industry.

There were near term costs to this transition, but the earnings performance of the enhanced vessels added to the fleet, once established, have validated our strategy. At quarter’s end, as Quinn said, we still have 38 more vessels that are scheduled to enter our fleet. As they do, there may be future quarters that will be hit with start-up costs, but we don’t believe a couple of quarters of start-up costs detract materially from the attractive economics of these long lived assets. Our financial position remains strong.

We still believe the longer term fundamentals of the OSV business are attractive and our strong sense is that there will be economically attractive opportunities for Tidewater to add to its enhanced fleet count in the future. We also expect the earnings capacity of our enhanced fleet to well surpass the loss of earnings from the attrition of our traditional vessels, though near term there may be periods when market conditions and the timing of the exit of the mature vessels and entrance of new vessels may delay the impact of the enhanced earnings power of the enhanced fleet.

Recovery of world oil prices suggests that the economic recession may be ending. I personally feel that it may be yet too early to tell whether that is, in fact, the case or not. Eventually, however, growing demand for more crude oil and natural gas, despite what may be well intentioned efforts to ignore it, will cause the world’s oceans to be even more fertile targets for exploration and development. When that time comes, our Company is going to have the largest enhanced fleet with the best geographic footprint and the strongest balance sheet to effect potential consolidation and/or to increase the size of our enhanced fleet to serve the growing offshore market. We believe that as economic conditions improve, all of these factors should position us well to capitalize on our Company’s significant and perhaps unrivaled earnings potential among our peer companies.

While I hate to finish this call on a somber note, the Tidewater company is saddened by this past weekend’s passing of Cindy Brown, the lovely wife of Billy Brown, Tidewater’s Vice President responsible for Engineering and Technical Services and our Quality Shipyard. We are all reminded just how fragile and precious life is and we extend our deepest sympathies to the entire Brown family. We’re now ready to take questions. Monica?

QUESTION AND ANSWER

Operator

(Operator Instructions). And we will pause for just a moment to compile the Q&A roster. And one moment while we compile the Q&A roster. And your first question comes from the line of Daniel Burke.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Daniel.

Daniel Burke - Johnson Rice - Analyst

Good morning, guys. Dean, could you maybe just talk a little bit more specifically about the core international franchise? I think when you had spoken on the last conference call in July, at that point utilization was still holding up pretty well, around 74, 75% and it seems like it slipped pretty rapidly in the last couple of months. Could you maybe talk about what has changed and, if possible, address what you’re seeing in the West Africa and southeast Asian markets.

Dean Taylor - Tidewater - Chairman, President, CEO

Jeff is with us, Daniel, and he’ll respond to you.

Daniel Burke - Johnson Rice - Analyst

Okay.

Jeff Platt - Tidewater - EVP

Daniel, I think what we’ve seen is respect to the Tidewater fleet, we’ve had some of the older vessels coming up against some regulatory dry dockings and when we were able to contrast the investment that would be required to keep those assets active and what the term opportunities were there, we just couldn’t make the case to go ahead along with that. So really I think in both of those areas for Tidewater, we’ve seen some vessels that just have reached a point where the major investment, we couldn’t offset it with required term. We may have been able to land some spot work, but at the end of the day when you’re looking at the investment on these vessels, we need to really have the term where we could get a really strong sense of a pay out over — over for that investment.

Daniel Burke - Johnson Rice - Analyst

Fair enough. Dean, I’d like to try to elicit some comments on maybe specifically if West Africa and southeast Asia are proceeding at any different pace in terms of fundamentals there, but leaving that aside, I —

Dean Taylor - Tidewater - Chairman, President, CEO

I’ll be glad to address that, Daniel. I mean I think it’s clear that the — even though bidding activity is up in West Africa in particular, it’s clear that activity is down and so there’s — we’re not quite sure when the bidding activity is going to translate itself into actual work. The prospects are better, but activity is down and of our customers, although they are — most are advertising better budgets for next year, they’re coming up against the end of the budgets for this fiscal year, so activity is down. And spot market is not as active in southeast Asia, nor in West Africa as it had been and furthermore, there’s been some — some egress of equipment from the North Sea to West Africa and from Southeast Asia to West Africa, so there’s more competition for the jobs that are there.

Nevertheless, I think that, you know, the prospects for increased budgets next year, the prospects for — not the prospects, but the actual increase in bidding activity — I’ve been to a couple of conferences lately where I’ve run into a couple of CEO’s of a couple of drilling companies, those guys are pretty bullish. I am hey not quite as bullish as they are, but they’re pretty bullish. What changed? The activity levels changed. When do we think it’s going to change? As I said in my prepared remarks, I don’t think much is going to change until the second half of 2010, but I hope I’m wrong. But I think we’re probably looking at a late 2010, early 2011 pick up in activity for our sector, but that’s — you know, that’s going to depend on — really on our customers. Does that — does that provide the color that you sought?

Daniel Burke - Johnson Rice - Analyst

Yes. Absolutely. We’ve certainly noticed the tone of the drillers, the offshore drillers of late and that meshes well. Quinn, a practical follow up, I think it’s typically in the Q, but then what is the current vessel count in the core tow supply class? The average was 208. How much lower are you presumably today?

Quinn Fanning - Tidewater - EVP, CFO

Actually, I think what we provided in the Q is the average vessel count and your 208 number is correct in terms of international. That would not include the, I believe, 26 vessels in the domestic fleet, but let me confirm that number in the domestic fleet, but let me confirm that number for you.

Daniel Burke - Johnson Rice - Analyst

I guess what I was wondering is that’s the quarter average. You guys continued to sell — you sold that fleet down a bit and certainly you’re adding as well incremental vessels. I just wanted to make sure net net I’ve got a good baseline in my model for where that count is today. And then, as well, just had one other question and that was I think there was a little bit of a suggestion or a signal that stacking slowed in the September quarter and is likely to remain a little bit slower. I mean does that suggest, then, that the most marginal vessels have been shunted to the side here and you’re more comfortable with what the active fleet looks like at this point going forward?

Quinn Fanning - Tidewater - EVP, CFO

I’m not sure our crystal ball gets much further out than next Thursday, but it is a fact that in the prior two quarter, we stacked on average 20 vessels, 18 in one and 22 in the other, and then in the September quarter, we stacked 11 vessels. As you noted, we have ten dispositions, seven of which were out of that, so that was the reason for the net four change. So you added 11, sold seven out of it, but where we sit here today, things seem to have moderated a bit, but whether it’s a pause or, you know, some bottom being found here, I think it’s probably too early to tell.

Dean Taylor - Tidewater - Chairman, President, CEO

One thing we — one thing I can tell you, Daniel, is that as of right now, there are 207 vessels in the towing supply and the international towing supply supply vessel class. Of that since the end of the quarter until today we have stacked an additional four vessels.

Daniel Burke - Johnson Rice - Analyst

That’s useful. Thank you, Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

So does that help you?

Daniel Burke - Johnson Rice - Analyst

Yes, it does. Thank you.

Dean Taylor - Tidewater - Chairman, President, CEO

Okay. Thanks.

Operator

And your next question comes from the line of Terese Fabian.

Terese Fabian - Sidoti & Co - Analyst

Good morning. Can you talk a little bit about the larger market, what you’re seeing in the offshore supply vessels? You talked about vessels moving between markets to where there’s work and I guess that’s accompanied with pricing pressure, but are you seeing more stacking and vessel retirement out there by others?

Dean Taylor - Tidewater - Chairman, President, CEO

Fair amount of stacking in the Gulf of Mexico. I don’t know that we’re seeing a proportionate amount of — a proportional amount of stacking in the international marketplace. There needs to be some stacking in the North Sea. It’s not happening yet. Southeast Asia, there’s some stacking, but not much. Most of it is — we do more of it than anybody else. A lot of the private companies will work even at cash break even margins or worse just to keep their equipment busy. We don’t — we don’t do that. Generally speaking, I’d say there’s more stacking going on in the Gulf of Mexico than internationally. Does that answer your question?

Terese Fabian - Sidoti & Co - Analyst

It does. Thank you very much. And then in this kind of a market that you’re expecting, what kind of assets would you be buying? What is the direction of your interest?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we have a predisposition to new and enhanced equipment and that’s not going to change. We don’t need any more traditional equipment and so we’ll be — we’ll be looking for stuff mainly stuff that can work principally deep water. We’re not going to ignore the jack up market, because we do think it will resurrect itself and maybe it’s going to take a while for that to happen. We’re not going to ignore the jack up territory. But we’ll be paying particular attention to deepwater where we get better margins, better earnings potential, better earnings acceleration potential, so that’s where we’ll be — where we’ll be focusing our efforts. Some deep sea — some deepwater well intervention opportunities may present themselves that we’ll feel are attractive. But we’ll — we’re not specifically honing in on one part of the market, but if we had a bias, it would be toward deepwater.

Terese Fabian - Sidoti & Co - Analyst

Okay. And are you seeing much in the shipyards that’s of interest to you?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes.

Terese Fabian - Sidoti & Co - Analyst

Are the asset prices coming down?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes. Yes and yes. Steve Dick is here, Steve, would you like to comment?

Steve Dick - Tidewater - EVP

Yes and yes. That’s — there is a lot of activity. There’s some default sort of going on and some people are walking away from some — some construction contracts and that’s being translated into some pricing, not overly attractive pricing yet, but there is a lot of that that’s going on.

Terese Fabian - Sidoti & Co - Analyst

Okay. And in terms of past cycles, I mean how long do you think it would be before it would come down to the percentage that you would be interested in?

Steve Dick - Tidewater - EVP

I don’t know that there’s a time for that. We review that on a daily basis. We get a lot of things in here from owners, from shipyards, from various people trying to — trying to dispose of equipment or owners that are trying to regularize themselves and get out from what they’ve done, particularly the speculators. At this point it’s interesting, but not overly attractive.

Terese Fabian - Sidoti & Co - Analyst

Okay. And then I just have one question on the P&L. The interest income and other net came down pretty heavily between the first and second quarters. heavily between the first and second quarters. What is the reason for that and what’s the expectation going forward?

Quinn Fanning - Tidewater - EVP, CFO

Yes. There is, as you point out, a number of different line items that go into that, some of which relates to movement of liquidity across borders and the mechanisms that we use to do so that does create occasional security gains and losses. So that’s really the most significant change on a quarter-over-quarter basis. There was some securities gains embedded in the other line item in the prior quarter related to funding international operations.

Terese Fabian - Sidoti & Co - Analyst

Is there also hedging activity in there?

Quinn Fanning - Tidewater - EVP, CFO

We very occasionally hedge, generally related to budgeted payments on construction in progress. By and large we try to establish natural hedges by matching contract terms with local operating expenses. Occasionally we have non-dollar denominated liabilities as is the case in one of our pensions which is pound denominated, so we try to maintain some liquidity in British pounds to offset that, but it’s — it’s somewhat rare that we would be using derivatives to manage our foreign exchange. We tend to rely instead on matching up non-dollar denominated revenues with local operating expenses.

Terese Fabian - Sidoti & Co - Analyst

Okay. Thank you.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you. Good questions.

Operator

And your next question comes from the line of Pierre Conner.

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Pierre.

Pierre Conner - Capital One Southcoast - Analyst

Good morning, gentlemen. Dean, I apologize if you all have gone through this a little bit, but I wanted to see if you could give us some moving parts in the sequential on the core international supply rate?

Dean Taylor - Tidewater - Chairman, President, CEO

Does that mean you jilted us for another call?

Pierre Conner - Capital One Southcoast - Analyst

Well, I got on as soon as I could. It’s a busy day. So I was trying to discern the difference in mix within that component, trends in the spot and, of course, in terms of term rollover, what the rates were doing. So I know you don’t want to get into the specifics, but, you know, directionally, what’s — you were able to hold it fairly flat, so that was —

Dean Taylor - Tidewater - Chairman, President, CEO

Are you referring specifically to the international supply and supply or just brought broadly speak anything.

Pierre Conner - Capital One Southcoast - Analyst

No, specifically. That’s sort of the biggest driver, yes, specifically in there. Okay. Sort of what were the main drivers?

Quinn Fanning - Tidewater - EVP, CFO

Well, I think it would be very difficult for us to reconcile that for you from a starting day rate to an ending day rate in terms of what are the moving pieces, but your intuition is correct. There is, A, as a result of effectively high grading, you know, when you have new deliveries coming in, generally at better day rates than older equipment, which we’re stacking, there is a mix benefit associated with the — you know, the average day rates and then, obviously, it’s what equipment happened to be stacked, whether it was crew boats, the average vessel then tends to be larger if a crew boat or a supply vessel is at the lower end of the food chain.

Jeff may have ideas to supplement it, but it’s generally a function of lagging effect of contracts, which you pointed out, so when we have a contract roll over today, it’s not necessarily — the relevant comparison isn’t necessarily what we can recharter it at today relative to six months ago, but it’s what are we rechartering it relative to the last contract roll over, which may have been 18 months or longer, so that may have been mitigating what you would expect to be a fall in average day rates and then the other element that we just mentioned. But I’ll give Jeff an opportunity to supplement my ideas.

Pierre Conner - Capital One Southcoast - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

Go ahead, Jeff.

Jeff Platt - Tidewater - EVP

I was just going to say Quinn wanted to make sure you talk about the contract roll over, too.

Dean Taylor - Tidewater - Chairman, President, CEO

It serves as a drag on the way out and a parachute on the way down and that’s just a function of our international exposure. So we’re getting a parachuting effect on the way down and it will be a drag when the market turns.

Pierre Conner - Capital One Southcoast - Analyst

Okay. Now, you’ve mentioned it before and I’m trying to — try to get a feel for the magnitude of it, but I appreciate the comments around it.

Quinn Fanning - Tidewater - EVP, CFO

One thing you didn’t specifically ask about, but it has an effect on the overall rates, which is the — within the domestic towing supply and supply fleet, we did have spot work which we mentioned in our prepared remarks that was at very attractive day rates which tended to drag up the domestic deep water averages, which was moving in the opposite direction than perhaps what the market is as a general matter.

Pierre Conner - Capital One Southcoast - Analyst

Right. Right. And we saw those results. Great. Let me ask another one related to a particular area of expertise of Dean, on we get a lot of noise about PEMEX right now. I think Pride is currently saying that a lot of the potential drilling activity we were anticipating is going to get deferred now. What is your latest intelligence on when we might expect the incremental offshore activity?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, it’s been a surprise, Pierre, but I would say that Pride’s information is probably correct. It is so counter intuitive, but they are actually talking about releasing rigs and releasing boats early next year and if there was ever a time that those guys ought to be busy, it’s now. I think longer term, the fundamentals almost demand that they have become more active, but for whatever reason, they are — they’re attributing it to budgetary reasons, but I think there’s more to it than that. I don’t know what’s going on behind the scenes, but it may be that what they’re trying to do is talk down rates even more. And I think that they may just be putting — trying to put the squeeze on the service community. And if that’s the case, then I think you could see a pickup in activity in the spring and in the summer of next year, but short — short-term, we are getting the same information that Pride is getting, that they are going to be releasing some rigs and boats.

Pierre Conner - Capital One Southcoast - Analyst

Okay. That’s helpful. Last one had to do with the macro on the order book commentary and, you know, I think some of the sources, Clarkson’s, et cetera, indicated, you know, impossible amount of deliveries between now and year end, it’s been updated. So again, your perspective on what number might be in that order book in terms of what’s out there in print and how much of that is — really might get canceled?

Dean Taylor - Tidewater - Chairman, President, CEO

Boy, Pierre, I had some promising news and I hope it’s right. We heard from a relatively reliable broker in one of our large international competitors that happens to be French had canceled 20 — 20 vessels from their order book. I don’t know whether that’s right or not, but presumably it comes from a reliable source. So there’s that there. We’re seeing more and more — you saw probably where Island Offshore made a deal with the shipyard direct — with some banks directly rather than with the shipyard and for a large vessel in Norway. So I think that crunch time is coming.

What we’ve always said is that the order book is — what is suspect in the order book is that part of the order book where keels have not been laid or have only recently been laid. A vessel that’s half finished construction, three quarters finished construction, the possibilities are they will be completed. The vessels that are more likely to be canceled are those where keel has just been laid, not much more else has happened or where the keel hasn’t been laid. So if you take that percentage of the order book and we’ve — I’ve tried to be conservative about this. I mean I — the American Bureau of Shipping from time to time says that 25 to 30% of vessels won’t be built. I’ve never said that in relation to our industry.

I don’t think that percentage will be as high for our industry as for the rest of the worldwide shipping industry, but I have said and I’ll stick to what I’ve said before, I do think that anywhere from 10 to 15% of the order book may not be built and it could conceivably be higher, but what I don’t want to give is investors false expectations that it’s going to be a larger percentage than what I really think, so I tend to be more conservative. But I — and we have always said that the amount of vessels that was projected to be delivered this year simply wasn’t going to happen. So those vessels will be shoved into next year, but by the same token, some of what was supposed to be delivered next year will be shoved into the following year. And some won’t be built. So I don’t know if I’ve answered your question to your satisfaction, but if you’d like more specificity, I’ll try, but that’s — that’s the general answer.

Pierre Conner - Capital One Southcoast - Analyst

No, that’s fine and I can resource other, material for some totals, but that was the sense I’m getting is that maybe a little different here on, vessels that maybe some of the other components, where there’s, you know, continuations of cancellations. Gentlemen, I’ve taken some time. Thank you very much. I’ll turn it back.

Dean Taylor - Tidewater - Chairman, President, CEO

I just want to know who you jilted us for. Find that out in a private conversation.

Pierre Conner - Capital One Southcoast - Analyst

Thanks for the information.

Dean Taylor - Tidewater - Chairman, President, CEO

All right, Pierre, good talking to you.

Operator

And there’s a question from the line of Jud Bailey.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Jud.

Jud Bailey - Jefferies & Co - Analyst

Morning, Dean. Two questions for you. First a question on your traditional vessels internationally. If activity picks up next year, is it possible that we would see utilization for your traditional international vessels actually tick down because of what was mentioned earlier, which is if there’s no attractive term market and it’s just spot work and some of your vessels are up for survey and you can’t justify your investment, will we see your new vessel pick up and actually your traditional vessels go down for that reason?

Dean Taylor - Tidewater - Chairman, President, CEO

Jud, it’s — first I hope you’re — your presumption is a good one, that activity picks up sort of early next year. I really hope that happens. As I said earlier in the call, you may have missed it, I really think it’s the latter half of the year event or even 2011 event, but nevertheless, every — every case, every boat will be judged on an ad hoc basis, every one. If a boat comes up against its dry docking date and we don’t see enough term or we don’t see enough opportunity for that boat, we’re going to stack it. We are an EVA company, we believe in EVA. We’re not going to work something just to work it and particularly with the influx of new equipment that we think we’re going to have opportunities to buy or acquire or get a our mitts on in some fashion. So I — I think that you — I don’t think you’re going to see day rates go down. If there is an uptick in activity, I think you’ll If there is an uptick in activity, I think you’ll probably see our average day rate for our traditional activity start to trend up. But again, depending upon the term and the term of the job on which the vessel — from which the vessel came, vessel rate could actually go down, but it would be in comparison to — you know, to — it depends upon the rate at which it was — of the contract it was coming off of. Does that make any sense?

Jud Bailey - Jefferies & Co - Analyst

Yes. No. There’s a lot of moving parts. I just — part of my wonders if we could see our average international rate tick up a little quicker than we think but utilization goes down because there’s so many — I know there’s a bunch of moving parts, but it seems like that could happen.

Dean Taylor - Tidewater - Chairman, President, CEO

It absolutely could happen.

Jud Bailey - Jefferies & Co - Analyst

Okay.

Joe Bennett - Tidewater - Chief IR Officer, EVP

Jud, in answer to the question we had before about the mix of boats, especially in that 200 plus class of international towing supply and supply vessels, you’re right, you know, that’s a real mix of vessel types, ages, et cetera, and you can see some funny things come out of the average day rate that’s calculated. I’ve said that many times before, you know, with the number of more traditional boats in that class of vessel as they go to stack, you could — irregardless of kind of what the leading edge day rates are, you could see average calculated day rates go up because the mix of the new boats is greater. So, there could be all kind of things happen to average day rates as we move forward and we’ll try to present to the public, you know, as best we can how all those levers are kind of being pulled in general terms.

Jud Bailey - Jefferies & Co - Analyst

Okay. And, by the way, the way you guys are presenting your information with more detail is very helpful. I appreciate that. The other question, Dean, I know you probably don’t like to comment on what your — why your competitors do what they do, but any — care to speculate on why you haven’t seen more vessels stacked in the North Sea given where rates are or see more of them leave the region.

Dean Taylor - Tidewater - Chairman, President, CEO

Too much government, too many unions, too many private owners. That’s — private owner, I mean if he’s got a lot tied up in a piece of equipment and doesn’t have sort of any — if he doesn’t have a balance sheet and all he’s got is a checkbook, he’s got to work that piece of equipment and — or else the bank takes it from him and, you know, bless their hearts, many of the operators in the North Sea are family — family operators with strong traditions, tied to the sea. They feel very, very — they have very paternalistic attitude toward their employees. They hate to lay them off and they’re big shots in their communities. They — and so they’re big employers in their communities and so lots of times they simply won’t do stuff that — for reasons that don’t relate to economics, that have lots of other — other factors built into them.

Jud Bailey - Jefferies & Co - Analyst

Okay. And then my last question and I’ll like Pierre apologize if I missed this earlier, but you mentioned you’re seeing an increase in bid activity. Did you happen to mention if — are the contract lengths getting shorter or are they staying the same? Have you really noticed a difference there?

Dean Taylor - Tidewater - Chairman, President, CEO

Jud, I — I was making reference to the rig guys, that they’re seeing more bid activity. I don’t think we can say yet that we’re seeing more bid activity.

Jud Bailey - Jefferies & Co - Analyst

Okay. I’m sorry. So that was the rig guys, not necessarily what you guys are see building

Dean Taylor - Tidewater - Chairman, President, CEO

Well, what we are seeing, we feel like we’re getting pretty close to the bottom because everybody wants a one year term with one-year options in their favor and when they want that, you know you’re getting pretty close. We’ll really know we’ve hit bottom when they want a five-year term with three five-year options tied to it and — but what we’re seeing — what we’re seeing now is shorter terms for the firm contract, but many — many options in their favor. Of course, we fight like hell not to give them options that are solely in their favor. So — but we’re seeing a fair amount of that. Does that answer your question?

Jud Bailey - Jefferies & Co - Analyst

It does. Yep. I appreciate it. Thank you. I’ll turn it back.

Dean Taylor - Tidewater - Chairman, President, CEO

Okay. Thanks, Jud. Good talking to you.

Operator

And there are no further questions at this time.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, thank you very much, Monica and thanks every one for your have in our company and for your time today in this call. We wish you all the very best. Thank you very much.

Operator

Ladies and gentlemen, this does conclude today’s conference call, you may now disconnect.

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